UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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RADIUS HEALTH, INC.

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June 6, 2022

Dear Fellow Stockholder,

We are writing to you today regarding the 2022 Annual Meeting of Stockholders of Radius Health, Inc. (“Radius” or the “Company”), which will be held online on July 8, 2022, at 10:00 a.m. EDT.

At the Annual Meeting, stockholders will elect three nominees to serve as directors of the Company and represent the interests of all stockholders. Your vote is important, and we ask for your support.

This is an important time for the Company. During the first half of 2020, the Company was effectively transformed through internal activism led by the Radius Board of Directors (the “Radius Board”). The Radius Board appointed a new Chairman and Chief Executive Officer. It also added five new, highly qualified directors.

Under the refreshed Radius Board and new CEO’s leadership, Radius has streamlined business operations, reduced pipeline risk and dramatically improved productivity, as measured by revenue per employee.

These and other actions are designed to position Radius to deliver long-term shareholder value in a way that balances risk and reward within the overall context of the biopharmaceutical industry.

WE STRONGLY URGE YOU TO SUPPORT RADIUS’

CONTINUED PROGRESS AND SUCCESSFUL REPOSITIONING BY VOTING TODAY “FOR”

OUR THREE HIGHLY QUALIFIED AND INDEPENDENT NOMINEES ON THE BLUE PROXY CARD.

THE FACTS: Significant progress since the first half of 2020

Very deliberately, and by design, under the direction of the Board of Directors and Chief Executive Officer, the Company has made significant changes and improvements to all aspects of the business, achieving a near-complete transformation of the Company from within.

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In April 2020, we recruited a new CEO, who immediately set out to rebuild the senior leadership team and strengthen Company staff. Of note, this included the appointment of Mark Conley as CFO, Liz Messersmith, Ph.D., to lead Radius’ Neuroscience Group and Danielle Holtschlag as Head of U.S. Sales Channels. Within the past 24 months, 90% of the management team has been changed and approximately 60% of current employees have joined the Company.

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Radius has been laser-focused on costs and operating efficiency. Radius has achieved ~ 20% reduction in selling, general and administrative (SG&A) expenses since Q1 2020. Total full-time headcount has been reduced by nearly 33%, declining from ~375 to ~250 employees currently.

•	Radius has increased productivity. Q1 2022 net revenue per commercial employee increased by 66% vs. Q1 2020.

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Radius has taken concrete steps to reduce outsized risk to our stockholders, including successfully out-licensing elacestrant, a promising breast cancer pivotal program, in August 2020. Out-licensing elacestrant has enabled us to eliminate approximately $125 million of additional spend, while locking in potential milestone payments of up to $320 million plus royalties, thus preserving the opportunity to generate long-term shareholder returns.

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Radius has sought to reduce concentration risk by opportunistically diversifying beyond a single commercial product. To that end, we acquired RAD011, an investigational synthetic cannabidiol oral solution with potential utilization in multiple orphan endocrine and neurological disease areas.

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Radius has actively managed its capital structure with the continuous goal of strengthening our balance sheet to support long-term shareholder value. We partially refinanced our outstanding convertible bonds and eliminated over 2 million shares of possible dilution to stockholders. We have achieved significant improvement in key credit metrics, including the price of the Company’s convertible bonds.

RADIUS TODAY: A differentiated and unique company, with the opportunity to create value by combining a cash flow asset (TYMLOS®) with attractive upside optionality in promising clinical development assets (elacestrant and RAD011).

Radius’ aim is to provide highly attractive, risk-adjusted returns to investors while protecting against over-reliance on a single commercial product or an overcommitment to high-risk, binary clinical outcomes. To attain this goal Radius manages its business on a portfolio basis. The following makes up the three distinct and valuable assets in our current portfolio:

TYMLOS. Our goals for TYMLOS (abaloparatide) are straightforward and have been communicated consistently:

1.	Generate and increase the long-term cash flow of TYMLOS in the US; grow net revenue, productivity, total active patients and net new patients.

2.	Extend the global footprint utilization – and therefore increase the profit contribution – for TYMLOS.

3.	Broaden the market for TYMLOS by developing additional indications, including for the male population.

4.	Continue to strengthen TYMLOS intellectual property.

Some key highlights include:

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Full year 2021, TYMLOS net revenue was up 5% vs FY2020. TYMLOS net revenue per commercial employee was up 47% FY2021 vs. FY2020 and up 66% since Q1 2020. Patient growth continues with average active patients on therapy increasing by 4% in Q1 2022 compared to Q1 2021, maintaining an average active patient number of ~14,800 monthly, reflecting label updates and a focused and streamlined sales strategy.

•	A multitude of business adjustments since Q1 2020 have added 900 basis points of profit margin, driving major improvement in TYMLOS cash flow contribution.

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Radius currently plans to expand the TYMLOS label to include male osteoporosis patients. This would expand the potential market for TYMLOS by approximately 25%. With FDA approval anticipated at the end of this year, our goal is to launch with this expanded label in Q1 2023.

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We are successfully extending the global footprint and utilization of TYMLOS. We have added 14 new countries to the TYMLOS franchise with an incremental cash flow contribution opportunity of $20 to $25 million annually.

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We continue to strengthen and extend protection for TYMLOS and announced the issuance in March this year of an additional patent which extends TYMLOS patent exclusivity to January 10, 2040. The five issued patents for TYMLOS provide us with significant depth and breadth in protecting the commercial runway of our asset.

Elacestrant. Radius’ investigational drug elacestrant has the potential to be the first SERD (Selective Estrogen Receptor Degrader) small molecule available in the world for patients suffering from advanced or metastatic breast cancer, including those patients with a tumor harboring ESR1 mutations, one of the most difficult to treat subgroups in such cancers. With breast cancer as the second-leading cause of cancer death in women, the potential for getting to market first with a first-in-class drug is an extremely exciting opportunity for Radius.

Elacestrant’s Phase III trial read out in October 2021 was positive, as the study met both primary endpoints. Patient segments included a general, “all comers” population, as well as an ESR1-subsegment of patients. US regulatory submission is currently expected in Q2 2022, with a potential FDA regulatory decision in Q2 2023. Recent competitor trial failures may broaden the opportunity for elacestrant.

As was previously announced, 100% of elacestrant proceeds, including net royalties and milestones. will go directly to creditors and stockholders through debt paydown, share buy backs and/or dividends.

RAD011. RAD011 is an investigational synthetic cannabidiol oral solution with potential utilization in a multitude of orphan endocrine, neuro-endocrine, neurodevelopmental, and other neurological disease areas. The acquisition of RAD011 leverages our endocrine expertise and commercial infrastructure, and adds a late-stage pivotal trial-ready orphan disease product to the Company’s existing pipeline. Our initial focus for RAD011 is Prader-Willi syndrome (“PWS”) and hyperphagia. This represents a potential $250 to $350 million market opportunity. The Company recently initiated a Phase II/III study in PWS with the primary endpoint of hyperphagia reduction and expects a trial read out in the second half of 2024

The Company is also considering additional syndromes including Angelman’s and DUP15 as well as infantile spasms, to be initiated on a gated basis over the course of 2022, 2023 and 2024. The “gating decision” will be driven by the financial / free cash flow progress of Radius overall.

OUR BOARD OF DIRECTORS: Refreshed and diversified in terms of skillsets, backgrounds, and experience

Since 1H 2020, five new directors have joined our Board and three directors have left. In addition to a new Chairman and Chief Executive Officer, we have added new members to both the Audit and Compensation Committees and have revitalized our Scientific Advisory Board. Nearly 200 years of directly relevant experience comprise the new talent that has been added to the Radius Board, including regulatory at the highest levels, oncology, manufacturing & supply chain, business development, corporate development, strategy and finance.

The current Radius Board is also taking actions to strengthen the Company’s corporate governance for the benefit of all stockholders. These include:

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Reducing the vote required to amend the charter and bylaws from a supermajority to a majority of the shares outstanding, subject to approval by Radius’ stockholders at this year’s upcoming Annual Meeting; and

•	Adopting a “proxy access” provision to allow long-term stockholders to nominate directors in the Company’s proxy statement.

This year’s directors up for re-election are exceptional individuals and each plays an integral part in determining the overall strategy, direction, and oversight of the Company. Each of these individuals is “the best of the best” in their areas of expertise. We believe Radius is most fortunate to have them contributing to the Company’s progress and strongly supports their re-election to the Board.

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Catherine J. Friedman is an Executive Venture Partner at GV, where she is a senior member of the investing team and advises the life sciences portfolio. Ms. Friedman has spent 15 years on the boards of leading public and private life sciences and technology companies, including as Chair of the Board at Grail (acquired by Illumina) and as an independent director at Vividion Therapeutics (acquired by Bayer), Lyell Immunopharma and Seer, among others. Ms. Friedman chairs the Radius Audit Committee.

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Jean-Pierre Garnier, Ph.D., is an accomplished life sciences CEO, having served as Chief Executive Officer of Pierre Fabre SA, Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc, and Chief Executive Officer of SmithKline Beecham plc. He also serves or has served as Chair of the Board of multiple biopharmaceutical, biotechnology and medical device companies, including CARMAT SA, Cellectis, S.A., Idorsia Ltd., Actelion Ltd., and Alzheon. Dr. Garnier chairs the Radius Compensation Committee.

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Andrew C. von Eschenbach, M.D., is Adjunct Professor at University of Texas MD Anderson Cancer Center, previously having served as the Commissioner of the U.S. FDA, and as the Director of the National Cancer Institute (NCI) at the National Institutes of Health prior to that. As a researcher, clinician and administrator, Dr. von Eschenbach served for 26 years at the University of Texas MD Anderson Cancer Center as Chairman of Urology, Director of the Prostate Cancer Research Program and Executive Vice President and Chief Academic Officer. Dr. von Eschenbach actively supports management and participates in all aspects of the Company with regard to clinical, translational and regulatory direction and strategy.

ACTIVISTS: Misinformed and lacking insightful recommendations or business strategy, to date

As activist investors, Velan Capital Investment Management LP (“Velan”) and Repertoire Partners LP (“Repertoire”) are asking Radius stockholders to vote for their nominees to the Radius Board.

Radius does not support these nominees, as the Company believes they contribute few incremental skills or experience to the Radius Board, especially relative to the Company’s nominees.

To date Velan and Repertoire have not offered unique recommendations, insights or analysis that this board and management team have already analyzed and determined not to be in the best interests of Radius and our stockholders. They have only stated that they do not like or appreciate the Company’s balanced approach and portfolio and instead would have the Company focus all efforts on a single commercial product (TYMLOS). The Velan and Repertoire ‘Path Forward’ is, in fact, all things that Radius has already initiated under the current leadership team – TYMLOS commercialization, defining a path to monetize Elacestrant, optimizing financial position and improving operational efficiencies, defining the strategic course for RAD011 to maximize returns.

Velan and Repertoire’s public statements ignore the significant positive change that has occurred at the Company, because acknowledging them doesn’t serve the activists’ purpose. Over the past two years, the Radius Board has been revamped, the business transformed from top to bottom and a clear direction and strategy set. The premise under which Velan and Repertoire have proposed three new directors remains completely opaque and lacking in specificity. For these reasons, we believe that adding unknown directors with limited industry experience is not in the benefit of all stockholders and could jeopardize the Company’s current progress.

It is especially disappointing that Velan and Repertoire have proceeded to launch an expensive and highly distracting proxy fight after having demonstrated little or no interest in engaging with the Company, despite our good faith attempts to do so. The direct and indirect costs of a proxy fight will be borne by ALL STOCKHOLDERS, presumably for the short-term benefit of two stockholders whose combined beneficial ownership is approximately 5% of our Company.

Please discard and do not return any white proxy card you receive from Velan and Repertoire even to vote against their nominees as doing so will revoke any prior vote cast for Radius nominees on the BLUE proxy card. If you have previously sent back the white proxy card, you have every right to change your vote and support your current board nominees using the enclosed BLUE proxy card. Only your latest-dated proxy will count.

YOUR VOTE IS EXTREMELY IMPORTANT!

VOTE “FOR” ALL OF THE COMPANY’S NOMINEES ON THE BLUE PROXY CARD TO PROTECT

THE LONG-TERM VALUE OF YOUR INVESTMENT

Radius’ Board and leadership team are focused on continuing to ‘control what we can control’ and move the Company forward. The Radius Board and the executive team have demonstrated across all areas of the Company that improvement and adjustments are a continuous part of our philosophy and operating approach. We do not sit still; we are fixing things when needed and we move forward.

Given what we have outlined above and continue to focus on, it is with significant professional conviction that we urge you to vote “FOR” all three of the Company’s nominees on the BLUE proxy card TODAY: Catherine J. Friedman, Jean-Pierre Garnier, Ph.D. and Andrew C. von Eschenbach, M.D.

Thank you for your continued support,

Your Radius Board of Directors.

IF YOU RECEIVE A WHITE PROXY CARD, PLEASE DISCARD.

DO NOT RISK THE COMPANY’S FUTURE

YOUR VOTE IS IMPORTANT

VOTE “FOR” RADIUS’ THREE NOMINEES ON THE BLUE PROXY CARD TODAY

509 Madison Avenue

New York, NY 10022

Email: RDUS@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

About Radius

Radius is a global biopharmaceutical company focused on addressing unmet medical needs in the areas of bone health, orphan diseases, and oncology. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple neuro-endocrine, neurodevelopmental, or neuropsychiatric disease areas, initially targeting Prader-Willi syndrome, Angelman syndrome, and infantile spasms.

Forward-Looking Statements

This communication contains forward-looking statements. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include those discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2021, and subsequent filings with the SEC, and could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Any such forward-looking statements represent management’s estimates as of the date of this communication. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.